Exhibit 10.1
UNITED STATES OF AMERICA
    Before the
    SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No.

ACCOUNTING AND AUDITING ENFORCEMENT
Release No.

ADMINISTRATIVE PROCEEDING
File No.

In the Matter of SYNCHRONOSS TECHNOLOGIES, INC. Respondent.	ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

    The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against Synchronoss Technologies, Inc. (“SNCR” or “Respondent”).

II.

    In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease and Desist Order (“Order”), as set forth below.

III.

    On the basis of this Order and Respondent’s Offer, the Commission finds1 that

Summary

1.    Synchronoss Technologies, Inc. (“SNCR”), a New Jersey-based technology company that primarily provides products, software, and services to telecommunications companies, engaged in improper accounting from at least 2013 through 2017.

    2.    In July 2018, SNCR announced a restatement of its audited financial statements for the fiscal years ended December 31, 2016 and 2015 and restated selected financial data for the fiscal years ended 2014 and 2013 totaling approximately $190 million in cumulative revenues. As part of this announcement, SNCR restated revenues related to certain transactions for which SNCR had recognized revenue improperly and in a manner inconsistent with generally accepted accounting principles (“GAAP”). The restatement primarily related to three categories of transactions, for which SNCR improperly recognized revenue: (1) transactions for which there was not persuasive evidence of an arrangement; (2) acquisitions/divestitures in which SNCR recognized revenue on license agreement(s) instead of combining those purported amounts with the purchase or sales prices; and (3) license/hosting transactions, in which SNCR converted prior multi-term software-as-a-service (“SaaS”) agreements into perpetual license agreements, and improperly recognized the revenue upfront, instead of recognizing it ratably over the term of the arrangements. In its restatement, SNCR also acknowledged “pervasive material weaknesses” in its internal control over financial reporting for the restatement period.

    3.     Certain instances of SNCR’s improper accounting were the result of misconduct by certain of SNCR’s senior executives and other employees. As a result of this misconduct, SNCR filed with the Commission materially misstated financial statements in its annual, quarterly and current reports during the restatement period.

1     The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

Respondent

    4.    SNCR is a Delaware corporation with its principal place of business in New Jersey. Its securities are registered pursuant to Section 12(b) of the Exchange Act. Its securities are currently listed on NASDAQ, although SNCR’s common stock was suspended from trading on NASDAQ from May 2018 to October 2018 because it had become delinquent in its required filings.

Facts

A.Background
    5.    In May 2017, SNCR announced that it would not be able to file its Form 10-Q on time. On June 8, 2017, SNCR’s audit committee announced that it concluded that the financial statements for the fiscal years (“FY”) ending December 31, 2015 and 2016 and their respective quarterly periods should not be relied on. On October 5, 2017, SNCR’s audit committee announced that it concluded that the financial statements for FY 2014 and its quarterly periods should not be relied on.

    6.    On July 2, 2018, SNCR filed a Form 10-K with the Commission that restated its FY 2015 and 2016 financial statements and certain financial data for FY 2013 and 2014. The restatements applied to approximately $190 million in cumulative revenues for the four year period. In its restatement, SNCR also acknowledged “pervasive material weaknesses” in its internal control over financial reporting for the restatement period.

    7.    SNCR restated revenue primarily related to three categories of transactions as mentioned above: (1) transactions for which there was not persuasive evidence of an arrangement; (2) acquisitions or divestitures in which SNCR recognized revenue on license agreements rather than combining those purported amounts with the purchase or sales prices; and (3) license/hosting transactions, in which the company improperly recognized revenue upfront, instead of ratably over the term of the multi-year arrangements.

B.Lack of Persuasive Evidence of an Arrangement
    8.    During the restatement period, Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 985-605-25-3 provided that revenue from the sale of software that does not require significant production, modification or customization shall be recognized only when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the vendor’s fee is fixed or determinable; and (4) collectability is probable.

    9.    With respect to its filings for Q3 2015, Q4 2015, and Q1 2016—specifically, its Forms 8-K, 10-Q, and 10-K covering these periods—SNCR recognized revenue for multiple transactions for which it lacked persuasive evidence of arrangements. Specifically, it recognized $4.35 million in Q3 2015 (Transaction 1), $3 million in Q4 2015 (Transaction 2), and $5 million in Q1 2016 (Transaction 3). The amounts were improperly recorded as unbilled receivables.

Transaction 1

10.    In Q3 2015, SNCR’s sales team unsuccessfully sought to finalize an agreement for the sale of a license to Customer A, one of its largest telecommunications customers. Despite that, it booked $4.35 million in revenue related to the transaction.
    11.    In February 2016, senior Customer A personnel attended a meeting with a SNCR salesperson at which the Customer A personnel conveyed it was unhappy with SNCR’s efforts to go outside normal procurement channels. Customer A personnel further told the SNCR salespersons that the email on which SNCR had relied in booking the $4.35 million of revenue for Transaction 1 did not reflect a “commitment by [Customer A] to acquire the software,” and that SNCR “certainly should not have booked revenue on the basis of an email exchange.”
    12.    Senior personnel from Customer A then followed up the meeting with two letters: one to SNCR’s COO that warned SNCR that Customer A needed a written agreement to consider a deal complete, and another to SNCR sales personnel stating that Customer A had not committed to purchase the software and noting that the software was still undergoing a proof-of-concept trial.
    13.    In June 2016, Customer A emailed a senior SNCR salesperson that it was not moving forward with SNCR related to Transaction 1 for which SNCR had previously recorded $4.35 million in revenue. The SNCR salesperson forwarded that email internally, including to senior SNCR officials.
14.    SNCR nonetheless continued to carry the $4.35 million unbilled receivable from Transaction 1 on its books through the end of 2016 despite Customer A ultimately refusing to purchase the license at all.
15.    No one at SNCR shared the fact or substance of the above communications from Customer A with its auditor, despite Karen Rosenberger, the CFO, sharing the status of unbilled receivables at audit committee meetings. The auditor would have found these communications important in evaluating whether there was persuasive evidence of an arrangement at the time revenue was recognized and whether the receivable was collectible.
16.     As Rosenberger knew or recklessly disregarded, SNCR’s inclusion of revenue for Transaction 1 in its filings for Q3 2015—specifically, its Forms 8-K and 10-Q covering these periods—was improper and inconsistent with GAAP because, among other things, there was no persuasive evidence of an arrangement with Customer A, and collection was not probable. SNCR reversed the revenue for Transaction 1 in connection with its restatement.
Transaction 2
17.    In Q4 2015, SNCR’s sales team unsuccessfully sought to finalize an agreement for the sale of a different license to Customer A. Customer A ultimately did not agree to purchase the other license until Q4 2016, and then only for a lower amount than the $3 million SNCR had recognized for the transaction in Q4 2015.
18.    As of December 31, 2015, no agreement had been reached between Customer A and SNCR regarding the license.
19.    As several senior SNCR officials, including Rosenberger, knew, negotiations over material terms such as the scope of the license and the price were still being negotiated in early January 2016.
20.    On January 8, 2016—while Transaction 2 was still being negotiated—the SNCR salesperson responsible for negotiating it sent Rosenberger a one-page document purporting to be the license agreement for the transaction. The purported agreement was backdated to December 31, 2015.
21.    Despite not having persuasive evidence of an agreement in Q4 2015, SNCR recognized $3 million in revenue in Q4 2015 based on the purported agreement.
22.    Through 2016, SNCR and Customer A continued negotiations related to the software in Transaction 2. Customer A ultimately bought the software from SNCR in Q4 2016 for $2.5 million—less than the amount recognized a year earlier. SNCR recognized no revenue from the transaction when it restated because it transferred the receivable as part of the Divesture discussed below.
23.    No one at SNCR shared the fact of negotiations ongoing into 2016 or the backdating of the agreement with its auditor. The auditor would have found this information important in evaluating whether there was persuasive evidence of an arrangement at the time revenue was recognized.
24.    As with Transaction 1, Rosenberger knew or recklessly disregarded that SNCR’s inclusion of revenue for Transaction 2 in its filings for Q4 2015—specifically, its Forms 8-K and 10-K covering these periods—was improper and inconsistent with GAAP because, among other things, there was no persuasive evidence of an arrangement with Customer A, and collection was not probable. SNCR reversed the revenue for Transaction 2 in connection with its restatement.
Transaction 3
25.    In January 2016, SNCR prepared a one-page quote for Customer B. In April 2016, an SNCR salesperson emailed Customer B and requested approval of the January quote. Customer B approved the quote that same day. The April approval was forwarded to Rosenberger, who then directed revenue be recognized for Q1 2016.
26.    Regardless of whether the approved quote was a sufficient basis on which to recognize revenue, SNCR improperly recognized $5 million of revenue in Q1 2016 for this transaction, despite the fact that Customer B had not provided SNCR with its approval for the quote until Q2 2016, well after the close of the first quarter.
27.    Recognition of revenue for Transaction 3 occurred in the incorrect period as noted above. SNCR reversed the revenue for Transaction 3 in connection with its restatement.
C.Acquisition and Divestiture
    28.    ASC 805-10-25-20 provides that if a separate transaction, is entered into concurrently with an acquisition of a business, it should be accounted for in accordance with the relevant GAAP for that type of transaction. In determining whether it is a separate transaction, ASC 805-10-55-18 states that a company should consider certain factors including the reason for the transaction, who initiated the transaction, and the timing of the transaction. If the transaction is not a separate transaction, GAAP requires that the transaction be considered as part of the consideration for the acquisition, rather than accounted for separately. A similar assessment would also be required to determine whether a transaction entered into concurrently with a divestiture should be considered a separate transaction or part of the divestiture

    29.    With respect to its filings for Q1 and Q4 2016—specifically its Forms 8-K, 10-Q and 10-K covering these periods—SNCR improperly recognized revenue for license sales entered into in connection with an acquisition and divestiture, respectively. Specifically, it recognized $10 million in Q1 2016 related to an acquisition and $9.2 million in Q4 2016 related to a divestiture.

Acquisition

30.     In March 2016, SNCR entered into an agreement to acquire certain business from a private equity firm (the “Acquisition”). On the same day, SNCR entered into a transaction to sell a license for $10 million to both the business unit it was acquiring, as well as a related business unit still owned by the private equity firm.

31.    As Rosenberger knew, the Acquisition and license were negotiated together, and the Acquisition was contingent upon the sale of the license. Indeed, SNCR executives expressly told the private equity firm that the Acquisition would not occur unless it entered into the license agreement. In addition, SNCR added a second business unit as a licensee late in the process—days before signing—so that there would be a surviving entity to hold the licenses. It did so for no additional consideration.

32.    As Rosenberger knew or recklessly disregarded, SNCR’s inclusion of $10 million revenue for the license sale adjacent to the Acquisition in SNCR’s filings for Q1 2016 was improper and inconsistent with GAAP because, among other things, the license fee should have been considered part of the consideration for the transaction instead of separately. In its restatement, SNCR reversed the license revenue in connection with its restatement and instead considered the license fee as a reduction of the Acquisition price.

Divestiture

33.    In December 2016, SNCR divested its call center business and simultaneously sold a license for $10 million (the “Divestiture”). The Divestiture and license were negotiated together, and should have been accounted for as one transaction.

    34.    In the restatement, SNCR reversed the license revenue and instead considered the license fee as part of the consideration received for the Divestiture.

D.License/Hosting Transactions
35.    Historically, certain of SNCR’s relationships with customers were governed by SaaS agreements, which included the use of SNCR-owned software and ancillary elements like maintenance, hosting, and other support services. In these arrangements, the customer was billed, and revenue recognized, ratably over the term of the agreement.
36.    In 2016, SNCR sought to accelerate the recognition of revenue on a number of existing customer relationships. One way it sought to do so was by breaking a number of its SaaS arrangements with customers into their component parts and selling perpetual licenses to its software separately from the other elements (e.g., hosting, maintenance) of the previous SaaS agreements. SNCR would then negotiate purportedly separate agreements to provide the ancillary services to the customer that it had previously provided under the SaaS agreements, and prematurely recognized revenue from the entirety of the license fee upfront, instead of ratably over the term of the agreement, as required under GAAP.
37.    Where, as in these transactions, a software license is sold with other products or services, GAAP during the relevant period required that the sales be accounted for as multiple-element arrangements (“MLEs”),2 and also included guidance on determining whether a series of transactions is a single MLE.3 If a series of contracts is determined to be an MLE, each component of an MLE must be assessed for revenue recognition purposes based on its fair value as determined by vendor-specific objective evidence (“VSOE”), and the fees received under each must be allocated to the various elements based on such VSOE. See ASC 985-605-25-6.4 If certain components of MLEs have yet to be delivered (such as services that will be performed over the life of the agreement), GAAP requires that recognition of revenue from such elements be deferred until they have been performed. If an MLE has undelivered elements that do not have VSOE of fair value, GAAP requires that the revenue from the entire arrangement, including for delivered elements, be deferred until either VSOE exists or all elements are delivered, or in certain cases, be deferred and recognized over time, such as ratably over the term of the agreement or as remaining services are expected to be performed.5
38.    SNCR lacked VSOE of fair value for the hosting service it often provided for customers who utilized its software. Accordingly, the addition of hosting to a perpetual license transaction would require that the revenue from the entire arrangement, including for delivered
2     See ASC 985-605-25-5.

3     GAAP requires a company to look at certain factors in determining whether a group of contracts should be accounted for as a single MLE, including: the timing of the contracts; whether the negotiations were conducted jointly; the relationship between the different elements of the arrangement; whether there are any concessions in one contract if another contract is not completed satisfactorily; and whether payment terms of one contract coincide with performance criteria of another. (ASC 985-605-55-4.)

4     VSOE is, for example, the price established by the vendor for the separate sale of each element.

5     ASC 985-605-25-9 through 25-10.

elements, be deferred and recognized over time, i.e. that revenue be recognized ratably over the term of the agreement.
39.    With respect to its filings for Q2, Q3 and Q4 2016—specifically its Forms 8-K, 10-Q and 10-K covering these periods—SNCR improperly recognized revenue from the sale of licenses and hosting services where the licenses and hosting were purportedly separate transactions, but should have been treated as a single arrangement under GAAP for revenue recognition purposes.
40.    Specifically, there were at least five such arrangements where revenue was improperly recognized in this manner: (1) a Q2 2016 transaction of $1 million (Transaction 4); (2) a Q2 2016 transaction of $5.3 million (Transaction 5); (3) a Q3 2016 transaction of $7 million (Transaction 6); (4) a Q3 2016 transaction of $430,000 (Transaction 7); and (5) a Q4 2016 transaction of $1.3 million (Transaction 8). In each instance, the license and hosting were negotiated together, and the contracts were entered into close in time.
41.    SNCR reversed the revenue for these transactions in connection with its restatement and instead recognized the revenue ratably over the life of the ancillary agreements, consistent with GAAP.

E.The Above Transactions Resulted in a Material Overstatement of SNCR’s Financial Performance
42.    As reflected in the chart below, the transactions described above were material to SNCR’s financial statements included in its quarterly or annual reports:

Period	Transactions	Revenue Overstatement (in 000s)	Quarterly Income (Loss) Before Tax As Reported	Quarterly Income (Loss) Before Tax, As Adjusted	Percentage of Quarterly Income Overstated or Loss Understated	Percentage Full Year Income Overstated or Loss Understated[6]
Q3 2015	Transaction 1	$4,350	$20,362	$16,099	26.5%	5.9%
Q4 2015	Transaction 2	$3,000[7]	$15,403	$12,523	23.6%	4.0%
Q1 2016	Acquisition; Transaction 3	$10,000[7] $5,000[7]	$(6,495) $(6,495)	$(16,495) $(11,395)	60.6% 43.0%	11.8% 6.2%
Q2 2016	Transaction 4; Transaction 5	$1,000 $5,252[7]	$(3,922) $(3,922)	$ (4,902) $(9,050)	20.0% 56.7%	1.2% 5.9%
Q3 2016	Transaction 6; Transaction 7	$7,000[7] $430	$11,717 $11,717	$5,159 $11,304	127.1% 3.7%	7.9% 0.5%
Q4 2016	Divestiture; Transaction 8	$9,200[7] $1,300	$(29,310) $(29,310)	$(38,510) $(30,584)	23.9% 4.2%	11.0% 1.7%

6     Percentages are based on income (loss) before taxes except for Q4 and Full Year 2016 percentages, which are based on income (loss) before taxes from continuing operations.

7     SNCR met or exceeded analysts’ revenue estimate for the quarter, but would have been below the estimate if the transaction was properly recorded. Regarding the Divestiture, SNCR revised its guidance towards the end of the quarter and exceeded the low end and mid-point of the guidance. If the transaction had been properly recorded revenue would have failed to meet the low end of the guidance.

F.Material Weaknesses in Internal Control Over Financial Reporting
    43.    In preparing its restatement, SNCR evaluated the effectiveness of its internal control over financial reporting as of December 31, 2017 and identified pervasive material weaknesses in its internal control processes. SNCR identified multiple weaknesses in its internal control over financial reporting. These weaknesses included:

•     failure to ensure that the four basic elements of revenue recognition were always met prior to revenue recognition and all elements within MLEs identified and accounted for appropriately;
•     failure to maintain adequate oversight to guide individuals in applying internal control over financial reporting in preventing or detecting material accounting errors, or omissions, due to inadequate information and, in certain instances, compliance with SNCR’s revenue recognition policies;
•     failure to design and maintain adequate review and approval controls, including the use of appropriate technical accounting expertise, when recording complex or non-routine transactions such as those involving revenue recognition, acquisitions and divestitures, including ensuring transactions are appropriately accounted for from a substance over form perspective;
•     failure to maintain sufficient personnel with an appropriate level of accounting knowledge, experience, and training in the application of US GAAP commensurate with the size of the entity and nature and complexity of financial reporting requirements; and
•     failure to consistently maintain a corporate culture that prevented the occurrence of certain deviations from SNCR’s policy.
    44.     These material weaknesses were a cause of SNCR’s restatement.

VIOLATIONS

45.    As a result of conduct related to certain of the transactions described above, SNCR violated Section 10(b) of the Exchange Act and Rules 10b-5(a) and 10b-5(c) thereunder, which prohibit fraudulent conduct in connection with the purchase or sale of securities.

46.    As a result of the conduct described above, SNCR violated Sections 13(a) of the Exchange Act and Rules 13a-1, 13a-11, 13a-13, and 12b-20 thereunder, which require every issuer of a security registered pursuant to Section 12 of the Exchange Act to file with the Commission accurate information, documents, and annual and quarterly reports as the Commission may require, and mandate that periodic reports contain such further material information as may be necessary to make the required statements not misleading.

47.    As a result of the conduct described above, SNCR violated Section 13(b)(2)(A) of the Exchange Act, which requires issuers with securities registered under Section 12 of the Exchange Act or which are required to file reports pursuant to Section 15(d) of the Exchange Act to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the issuer.

48.    As a result of the conduct described above, SNCR violated Section 13(b)(2)(B) of the Exchange Act, which requires issuers with securities registered under Section 12 of the

Exchange Act or which is required to file reports pursuant to Section 15(d) of the Exchange Act to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that, among other things, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

IV.
    In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent’s Offer.

    Accordingly, pursuant to Section 21C of the Exchange Act, it is hereby ORDERED that:

A.Respondent cease and desist from committing or causing any violations and any future violations of Sections 10(b), 13(a), 13(b)(2)(A) and 13b(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-11, and 13a-13 thereunder.

B.Respondent shall pay a civil money penalty in the amount of $12,500,000 to the Securities and Exchange Commission. Payments shall be applied first to post order interest, which accrues pursuant to pursuant to 31 U.S.C. § 3717. Prior to making the final payment set forth herein, Respondent shall contact the staff of the Commission for the amount due. If Respondent fails to make any payment by the date agreed and/or in the amount agreed according to the schedule set forth below, all outstanding payments under this Order, including post-order interest, minus any payments made, shall become due and payable immediately at the discretion of the staff of the Commission without further application to the Commission. Payment shall be made in the following installments:

• Due within 14 days of the entry of this Order: $1,562,500;
• Due 105 days after the entry of this Order: $1,562,500;
• Due 196 days after the entry of this Order: $1,562,500;
• Due 287 days after the entry of this Order: $1,562,500;
• Due 378 days after the entry of this Order: $1,562,500;
• Due 470 days after the entry of this Order: $1,562,500;
• Due 561 days after the entry of this Order: $1,562,500; and
• Due 652 days after the entry of this Order: $1,562,500; plus all remaining unpaid principal and accrued interest.
Payment must be made in one of the following ways:

(1)    Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)    Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)    Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Synchronoss Technologies, Inc. as Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Lara S. Mehraban, Division of Enforcement, Securities and Exchange Commission, New York Regional Office, 100 Pearl Suite, Suite 20-100, New York, New York 10004.

C.Pursuant to Section 308(a) of the Sarbanes-Oxley Act of 2002, as amended, a Fair Fund is created for any penalties referenced in paragraph IV(B) above. The Fair Fund may be added to or combined with any other fair fund created in a related district court action or administrative proceeding arising out of the same violations. The Fair Fund will be distributed to harmed investors in accordance with a Commission-approved plan of distribution. Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, it shall not argue that it is entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

    By the Commission.

Vanessa A. Countryman
                            Secretary